CONSULTING AGREEMENT

This Agreement is made and entered into as of the 6th day of December 2010 between SE Media Partners Inc. ("Consultant"), having offices at 2854 Johnson Ferry Road, Marietta, Georgia 30062 and Minerco Resources, Inc. having offices at 16225 Park Ten Place, Houston, TX 77084.

In consideration of the mutual promises made herein, the parties hereto agree as follows:

1. **Engagement.** The Company hereby engages the Consultant to render consulting advice to the Company upon the terms and conditions set forth herein to advise on an investor relations program that is intended to stimulate better recognition, understanding, and valuation of the Company, by broadening the shareholder base and increasing market interest in the Company with the goal of improving market capitalization and liquidity by means of creating exposure of the Company to the following:

   - Targeted Institutional Investors;
   - Targeted Buy and Sell Side Analysts;
   - Targeted Retail Stockbrokers;
   - Financial Media.

2. **Terms of the Agreement.** This Agreement shall be effective on the Effective Date and shall continue for 12 months and the Company has the option to extend Agreement for an additional 3 months unless terminated by either party on 60 days prior notice.

3. **Time Devoted by Consultant.** Consultant shall devote such time and effort as is reasonably necessary to achieve the purposes hereof in his reasonable discretion.

4. **Place Where Services Will Be Rendered.** The Consultant will perform the Services in accordance with this Agreement at his home or other office obtained by him at his sole cost and expense office. In addition, at the Company convenience, the Consultant will perform services by phone or by any other mean requested by the Company. The Company shall not provide the Consultant an office, cell phone, computer, printer or any other support services, supplies or equipment in connection with services to be provided as set forth herein.

5. **Payment to Consultant.**

   a. **$4,000 per month for Months 1 & 2**
   b. **$9,000 per month for Months 3 – 12**
   c. **16,000,000 Restricted Shares of Minerco Resources, Inc. ("MINE.OB") common stock**
      i. **Shares to be registered in S-1 filing along with shares pursuant to an Investment Agreement dated December 2, 2010 between Centurion Private Equity, LLC and Minerco Resources, Inc.**
         1. If the Company is advised by the staff of the Commission in a written comment letter or otherwise that the Staff or the SEC seeks to characterize any offering pursuant to a Registration Statement filed pursuant to an Investment Agreement dated December 2, 2010 between Centurion Private Equity, LLC and Minerco Resources, Inc. as constituting an offering of securities that does not permit such

Registration Statement to become effective and be used for resales by the Investor on a delayed or continuous basis under Rule 415 at then-prevailing market prices, because of the number of shares sought to be included in the Registration Statement, then the Company may reduce the number of shares ("an SEC share reduction") covered by such Registration Statement to the maximum number which would still enable the Staff and the SEC to allow the Company to conduct such offering in accordance with the provisions of Rule 415 and to permit such Registration Statement to become effective and be used as aforesaid. In the event of an SEC share reduction, the Company shall only register 11 million shares of its common stock pursuant to this consulting agreement and the remainder will be included the subsequent amendment.

6. **Independent Contractor**. Both the Company and Consultant agree that the Consultant will act as an independent contractor in the performance of his/her duties under this Agreement. Accordingly, Consultant shall be responsible for payment of all taxes including federal, state and local taxes arising out of the Services, including by way of illustration but not limitation, payroll taxes, federal and state income tax, Social Security tax, unemployment insurance and disability taxes, and any other taxes or business licenses required whether federal, state or local in nature.

7. **Confidential Information**. Consultant agrees to hold Company's or Confidential Information in strict confidence and not to make Company Proprietary or Confidential Information available in any form to any third party or to use it for any purpose other than as specified in this Agreement.

8. **Employment of Others.** All Services shall be performed exclusively by Consultant

9. **Indemnification.** If a court or administrative agency determines that Consultant is an employee of Company, Consultant shall indemnify and hold Company harmless and shall pay all of Company's related fines, damages, assessments, benefits and reasonable attorney's fees incurred by the Company with such motive.

10. **Governing Law.** This Agreement, its interpretation, performance or any breach thereof, shall be construed in accordance with, and all questions with respect thereto shall be determined by, internal, substantive laws of the State of Texas. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement. A failure of either Consultant or the Company to enforce at any time or for any period of time the provisions of this Agreement shall not be construed to be a waiver of such provisions or of the right of Consultant or the Company to enforce each and every such provision. Company and Consultant shall waive trial by jury in any action, proceeding or counterclaim brought by one against the other, or any matters arising out of or in any way connected with this Agreement, the relationship of Company and Consultant, Consultant's use or occupancy of Company's office or any claim of injury or damage. In the event either party files suit to enforce any of the terms hereof, the prevailing party shall be entitled to an award of reasonable legal fees and costs and venue for any such action shall be exclusively in Atlanta, Georgia.

11. **Counterparts.** This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be deemed the same Agreement.

12. **Assignment.** This Agreement may not be assigned without the prior written consent of Company or Consultant.

13. **Survival.** The provisions of Section 7, 9 and 10 shall survive termination or expiration of the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

SE Media Partners, Inc.

By: ______________________

Name: J. Rob Loud
Title: Managing Director

Minerco Resources, Inc.

By: ______________________

Name: Sam J Messina III
Title: Chief Financial Officer

ADDENDUM

WIRE INSTRUCTIONS

Stock Exchange Media Inc.
2854 Johnson Ferry Rd.
Marietta, GA 30062

TIN:27-0762252

Bank of America
Marietta, GA
ABA# 026009593
Acct # 334026776518